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11. Statement re computation of per share earnings

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                                                       Year ended         Year ended          Year ended
                                                      September 30,      September 30,       September 30,
                                                          1997               1996                1995
Primary EPS calculation:
------------------------
Shares outstanding at beginning of period              7,450,878          7,227,972           7,104,876

Net issuance of shares under stock award
  plans, weighted average                                 66,545             76,823              22,768

Net issuance of shares under stock
  purchase plan, weighted average                         70,671             55,617              30,038
                                                       ---------          ---------           ---------

Weighted average shares outstanding                    7,588,094          7,360,412           7,157,682
                                                       ---------          ---------           ---------

Assumed exercise of stock options,
  weighted average of incremental shares                 260,895            421,122             281,602

Assumed purchase of stock under stock
  purchase plan, weighted average                         17,761             40,812              36,854
                                                       ---------          ---------           ---------

Average shares and common share
  equivalents - primary EPS calculation                7,866,750          7,822,346           7,476,138
                                                       =========          =========           =========

Net income (loss) per share                                 $.10            $  (.70)             $  .66
                                                            ====            =======              ======

Net income (loss) in thousands                              $790            $(5,440)             $4,914
                                                            ====            =======              ======

Fully diluted EPS calculation:
------------------------------
Weighted average shares outstanding                    7,588,094          7,360,412           7,157,682

Assumed exercise of stock options,
  weighted average of incremental shares                 373,884            421,122             508,496

Assumed purchase of stock under stock
  purchase plan, weighted average                         32,903             40,812              53,598
                                                       ---------          ---------           ---------

Average shares and common share
  equivalents - fully diluted EPS calculation          7,994,881          7,822,346           7,719,776
                                                       =========          =========           =========


Net income (loss) per share                                 $.10            $  (.70)             $  .64
                                                            ====            =======              ======

Net income (loss) in thousands                              $790            $(5,440)             $4,914
                                                            ====            =======              ======
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